Registration No. 333-85488

Filed Pursuant to Rule 424(b)(2)

John Hancock Life Insurance Company

SignatureNotes

With Maturities of Twelve Months or More from Date of Issue

Pricing Supplement No. 62	Trade Date: 10/6/2003
(To Prospectus dated July 22, 2002)	Issue Date: 10/9/2003

The date of this Pricing Supplement is October 6, 2003

CUSIP or Common Code:	41013MVT4	41013MVU1	41013MVV9	41013MVW7	41013MVX5

Price to Public:	100.000%	100.000%	100.000%	100.000%	100.000%

Proceeds to Issuer:	$634,012.50	$1,728,064.00	$2,295,810.00	$5,473,286.00	$1,020,510.00

Discounts and Commissions:	0.625%	0.800%	1.000%	1.400%	1.400%

Reallowance:	0.150%	0.150%	0.150%	0.200%	0.200%

Dealer:	99.500%	99.350%	99.200%	98.800%	98.800%

Maturity Date:	10/15/2006	10/15/2007	9/15/2008	10/15/2011	10/15/2011

Stated Annual Interest Rate:	2.250%	2.800%	3.300%	Step: 3.150% through 10/14/2005, and 5.500% thereafter (unless called)	4.250%

Interest Payment Frequency:	Semi	Quarterly	Semi	Monthly	Semi

First Payment Date:	4/15/2004	1/15/2004	4/15/2004	11/15/2003	4/15/2004

Additional Amounts:	N/A	N/A	N/A	N/A	N/A

Survivor’s Option:	Yes	Yes	Yes	Yes	Yes

Callable by Issuer:	No	No	No	Yes	No

If Callable by Issuer, dates and terms of redemption (including the redemption price)	N/A	N/A	N/A	10/15/2005 Callable one time only at 100% on call date above with 30 days notice.	N/A

Original Issue Discount[1]:	N/A	N/A	N/A	N/A	N/A

Other Material Terms (if any):	N/A	N/A	N/A	N/A	N/A

[1]	For information regarding certain tax provisions applicable to Original Issue Discount notes, including zero-coupon notes, see "Tax Consequences to U.S. Holders — Original Issue Discount Notes" in the Prospectus.

Registration No. 333-85488

Filed Pursuant to Rule 424(b)(2)

John Hancock Life Insurance Company

SignatureNotes

With Maturities of Twelve Months or More from Date of Issue

Pricing Supplement No. 62	Trade Date: 10/6/2003
(To Prospectus dated July 22, 2002)	Issue Date: 10/9/2003

The date of this Pricing Supplement is October 6, 2003

CUSIP or Common Code:	41013MVY3	41013MVZ0	41013MWA4	41013MWB2

Price to Public:	100.000%	100.000%	100.000%	100.000%

Proceeds to Issuer:	$654,040.00	$4,237,522.50	$2,968,875.00	$7,837,377.50

Discounts and Commissions:	1.500%	1.750%	2.500%	2.750%

Reallowance:	0.200%	0.275%	0.350%	0.350%

Dealer:	98.800%	98.600%	97.850%	97.600%

Maturity Date:	10/15/2013	10/15/2015	10/15/2023	10/15/2028

Stated Annual Interest Rate:	4.600%	5.200%	5.550%	5.650%

Interest Payment Frequency:	Quarterly	Semi	Monthly	Quarterly

First Payment Date:	1/15/2004	4/15/2004	11/15/2003	1/15/2004

Additional Amounts:	N/A	N/A	N/A	N/A

Survivor’s Option:	Yes	Yes	Yes	Yes

Callable by Issuer:	No	Yes	Yes	Yes

If Callable by Issuer, dates and terms of redemption (including the redemption price)	N/A	4/15/2006 Callable one time only at 100% on call date above with 30 days notice.	10/15/2007 Callable one time only at 100% on call date above with 30 days notice.	1/15/2009 Callable one time only at 100% on call date above with 30 days notice.

Original Issue Discount[2]:	N/A	N/A	N/A	N/A

Other Material Terms (if any):	N/A	N/A	N/A	N/A

[2]	For information regarding certain tax provisions applicable to Original Issue Discount notes, including zero-coupon notes, see "Tax Consequences to U.S. Holders — Original Issue Discount Notes" in the Prospectus.